Exhibit 99.1

February 16, 2023

IDACORP, Inc. Announces Fourth Quarter and Year-End 2022 Results, Initiates 2023 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported fourth quarter 2022 net income attributable to IDACORP of $42.1 million, or $0.83 per diluted share, compared with $32.8 million, or $0.65 per diluted share, in the fourth quarter of 2021. For the full year ended December 31, 2022, IDACORP reported net income attributable to
IDACORP of $259.0 million, or $5.11 per diluted share, compared with $245.6 million, or $4.85 per diluted share, in 2021.

“We are pleased to announce our 15th consecutive year of growth in earnings per share," said IDACORP President and Chief Executive Officer Lisa Grow. "Continued customer growth, an increase in weather-related retail and transmission revenues, and an approval for the acceleration of the Jim Bridger coal plant retirement, contributed to the year's strong results. Inflationary cost pressures related to labor, professional services, and supplies, as well as cyclical plant maintenance and the impacts of higher power supply costs, offset some of those benefits compared with last year.

"I am grateful for our team's efforts to deliver solid returns to our investors and meet the demands of this dynamic period of customer-driven growth," Grow added. "Our employees remain focused on safely delivering reliable, affordable, clean energy to the customers who rely on us every day."

IDACORP is initiating its full-year 2023 earnings guidance to the range of $4.95 to $5.15 per diluted share, with the expectation that Idaho Power will use approximately $15 million of additional tax credits available under its Idaho earnings support regulatory mechanism in 2023. The earnings guidance also assumes normal weather conditions throughout the year.

Performance Summary

The following is a summary of Idaho Power's net income, net income attributable to IDACORP, and IDACORP's earnings per diluted share for the three months and years ended December 31, 2022 and 2021 (in thousands, except earnings per share amounts):

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
Net income attributable to IDACORP, Inc.	$42,053	$32,798	$258,982	$245,550
Weighted average outstanding shares – diluted	50,727	50,697	50,699	50,645
IDACORP, Inc. earnings per diluted share	$0.83	$0.65	$5.11	$4.85

The table below provides a reconciliation of net income attributable to IDACORP for the three months and year ended December 31, 2022, from the same periods in 2021 (items are in millions and are before tax unless otherwise noted):

	Three months ended		Year ended
Net income attributable to IDACORP, Inc. - December 31, 2021		$32.8		$245.6
Increase (decrease) in Idaho Power net income:
Customer growth, net of associated power supply costs and power cost adjustment (PCA) mechanisms	2.7		12.1
Usage per retail customer, net of associated power supply costs and PCA mechanisms	11.5		8.8
Idaho fixed cost adjustment (FCA) revenues	(8.0)		(12.7)
Retail revenues per megawatt-hour (MWh), net of associated power supply costs and PCA mechanisms	8.9		24.4
Transmission wheeling-related revenues	6.4		12.5
Other operations and maintenance (O&M) expenses	(6.6)		(38.1)
Depreciation expense	(0.3)		5.4
Other changes in operating revenues and expenses, net	(9.6)		(14.8)
Increase (decrease) in Idaho Power operating income	5.0		(2.4)
Non-operating expense, net	8.4		15.7
Income tax expense	(3.5)		(1.7)
Total increase in Idaho Power net income		9.9		11.6
Other IDACORP changes (net of tax)		(0.6)		1.8
Net income attributable to IDACORP, Inc. - December 31, 2022		$42.1		$259.0

Net Income - Fourth Quarter 2022

IDACORP's net income increased $9.3 million for the fourth quarter of 2022 compared with the fourth quarter of 2021, due primarily to higher net income at Idaho Power. At Idaho Power, customer growth increased operating income by $2.7 million in the fourth quarter of 2022 compared with the fourth quarter of 2021, as the number of Idaho Power customers grew by over 14,200, or 2.4 percent, during the twelve months ended December 31, 2022. Higher sales volumes on a per-customer basis in all customer classes increased operating income by $11.5 million. Colder weather in the fourth quarter of 2022, when compared with the fourth quarter of 2021, caused customers to use more energy on a per-customer basis for heating. Heating-degree days increased 21 percent over the previous year's fourth quarter. The revenue impact of the increase in sales volumes per customer was partially offset by the FCA mechanism (applicable to residential and small commercial customers), which decreased revenues in the fourth quarter of 2022 by $8.0 million compared with the fourth quarter of 2021.

The net increase in retail revenues per MWh, net of associated power supply costs and PCA mechanisms, increased operating income by $8.9 million during the fourth quarter of 2022 compared with the fourth quarter of 2021. This was partially due to changes in Idaho Power’s customer sales mix, which includes separate rate tariffs based on customer class. To a greater extent, the net increase in retail sales per MWh was due to the June 1, 2022 rate increase for Idaho Power’s Idaho retail customers related to an order from the Idaho Public Utilities Commission that authorized Idaho Power to accelerate the depreciation on and recover through 2030 the net book value of coal-related assets at Idaho Power's jointly-owned Jim Bridger plant as of December 31, 2020, plus forecasted plant investments (Bridger Order). Idaho Power plans to cease participation in all coal-related operations at the Jim Bridger plant by 2028. Idaho Power expects the Bridger Order to increase operating revenues, net depreciation expense, and income tax expense in future periods and estimates the impacts of the Bridger Order will increase net income by approximately $10 million in 2023. From 2023, Idaho Power expects the ongoing annual benefit to net income from the Bridger Order to decline each year through 2030, primarily due to the annual decline in Jim Bridger plant coal-related rate base, which Idaho Power expects to be fully depreciated by December 31, 2030.

Transmission wheeling-related revenues increased $6.4 million during the fourth quarter of 2022 compared with the fourth quarter of 2021. Weather variations between the southwest United States and the Pacific Northwest and energy price volatility in the western United States led to price spreads between energy market hubs. The price spreads during the period increased wheeling activity across Idaho Power's transmission system for wheeling customers to access these markets. Also, Idaho Power's open access transmission tariff (OATT) rates increased 1 percent in October 2022, and Idaho Power saw a significant increase in transmission line-loss settlement rates and associated revenues in the fourth quarter of 2022 compared with the fourth quarter of 2021.

Other O&M expenses increased $6.6 million in the fourth quarter of 2022 compared with the fourth quarter of 2021 due mostly to inflationary pressures on labor-related costs, professional services, and supplies, partially offset by the timing of performance-based variable compensation accruals.

Other changes in operating revenues and expenses, net, decreased operating income by $9.6 million in the fourth quarter of 2022 compared with the fourth quarter 2021, due primarily to the increase in net power supply expenses that were not deferred for future recovery in rates through Idaho Power's power cost adjustment mechanisms. Higher wholesale natural gas and power market prices in the western United States and higher energy usage by Idaho Power customers increased Idaho Power's net power supply expenses in the fourth quarter of 2022.

Net non-operating expense decreased $8.4 million in the fourth quarter of 2022 compared with the fourth quarter of 2021. Costs recorded in 2021 related to an Idaho Power postretirement medical plan did not recur in 2022, as expected. Also, interest income increased due to higher market interest rates in the fourth quarter of 2022 compared with the fourth quarter of 2021. Allowance for funds used during construction (AFUDC) increased as the average construction work in progress balance was higher throughout the comparable periods. These items were partially offset by higher interest expense on long-term debt in the fourth quarter of 2022 compared with the fourth quarter of 2021.

The $3.5 million increase in Idaho Power income tax expense in the fourth quarter of 2022 compared with the fourth quarter of 2021 is primarily due to greater pre-tax income.

Net Income - Full-Year 2022

IDACORP's net income increased $13.4 million for 2022 compared with 2021, due primarily to higher net income at Idaho Power.

Idaho Power's customer growth of 2.4 percent added $12.1 million to Idaho Power's operating income compared with 2021. Higher sales volumes on a per-customer basis increased operating income by $8.8 million in 2022 compared with 2021, as higher sales volumes on a per customer basis for residential, commercial, and industrial customers were partially offset by lower sales volumes on a per customer basis for irrigation customers. Warmer summer weather in Idaho Power's service area during the third quarter of 2022 and colder winter weather during the first and fourth quarters of 2022, compared with the same periods of 2021, led customers to use more energy per customer for cooling and heating. Greater precipitation during the spring of 2022, compared with the spring of 2021, reduced usage per irrigation customer for irrigation pumping by 9 percent in 2022 compared with 2021. The positive revenue impact of the increase in sales volumes per residential and small commercial customer was partially offset by the FCA mechanism, which decreased revenues in 2022 by $12.7 million compared with 2021.

The net increase in retail revenues per MWh, net of associated power supply costs and power cost adjustment mechanisms, increased operating income by $24.4 million in 2022 compared with 2021. This was due partially to changes in Idaho Power's customer sales mix, which includes separate rate tariffs based on customer class. To a greater extent, the net increase in retail revenues per MWh was due to the Bridger Order. Idaho Power plans to cease participation in all coal-related operations at the Jim Bridger plant by 2028. Idaho Power expects the Bridger Order to increase operating revenues, net depreciation expense, and income tax expense in future periods and estimates the impacts of the Bridger Order will increase net income by approximately $10 million in 2023. From 2023 Idaho Power expects the ongoing annual benefit to net income from the Bridger Order to decline each year through 2030, primarily due to the annual decline in Jim

Bridger plant coal-related rate base, which Idaho Power expects to be fully depreciated by December 31, 2030.

During 2022, transmission wheeling-related revenues increased $12.5 million compared with 2021. Weather variations between the southwest United States and the Pacific Northwest and energy price volatility in the western United States led to price spreads between energy market hubs. The price spreads in 2022 increased wheeling activity across Idaho Power's transmission system for wheeling customers to access these markets. Also, Idaho Power's OATT rates increased 4 percent in October 2021 and 1 percent in October 2022, and Idaho Power saw a significant increase in transmission line-loss settlement rates and associated revenues in the fourth quarter of 2022 compared with the fourth quarter of 2021. In addition, two new long-term wheeling agreements executed in April 2021 contributed to increased wheeling volumes during the first three months of 2022 compared with the same period in 2021.

Other O&M expenses increased $38.1 million in 2022 compared with 2021, due partially to inflationary pressures on labor-related costs, professional services, and supplies. Also, maintenance activities at the Jim Bridger plant, Langley Gulch natural gas plant, Bennett Mountain natural gas plant, and American Falls hydropower project contributed to the increase in other O&M expenses in 2022 compared with 2021. Most of those maintenance activities are performed as scheduled maintenance, but not annually.

Depreciation expense decreased $5.4 million, due primarily to the impact of the Bridger Order, which resulted in Idaho Power recording the deferral of certain depreciation expense in the second quarter of 2022. This decrease was partially offset by higher utility plant in service in 2022, compared with 2021.

Other changes in operating revenues and expenses, net, decreased operating income by $14.8 million in 2022 compared with 2021, due primarily to the increase in net power supply expenses that were not deferred for future recovery in rates through Idaho Power' s power cost adjustment mechanisms. Higher wholesale natural gas and power market prices in the western United States and higher energy usage by Idaho Power customers, combined with below-average generation from Idaho Power's hydroelectric facilities, increased Idaho Power's net power supply expenses in 2022.

Non-operating expense, net, decreased $15.7 million in 2022 compared with 2021. AFUDC increased as the average construction work in progress balance was higher throughout 2022 compared with 2021. Also, interest income increased due to higher market interest rates, and investment income increased related to life insurance claims in the rabbi trust for Idaho Power's nonqualified defined benefit pension plans, in 2022 compared with 2021. In addition, costs recorded in 2021 related to an Idaho Power postretirement medical plan did not recur in 2022, as expected. These items were partially offset by higher interest expense on long-term debt in 2022 compared with 2021.

The $1.7 million increase in Idaho Power income tax expense in 2022 compared with 2021 was primarily due to greater 2022 pre-tax income.

Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is initiating its earnings guidance estimate for 2023. The 2023 guidance incorporates all of the key operating and financial assumptions listed in the table that follows (in millions, except per share amounts):

	2023 Estimate(1)	2022 Actual(2)
IDACORP Earnings Guidance (per share)	$ 4.95 – $ 5.15	$ 5.11
Idaho Power Additional Accumulated Deferred Investment Tax Credits	Approximately $15	None
Idaho Power O&M Expense	$ 385 – $ 395	$ 399
Idaho Power Capital Expenditures, Excluding AFUDC	$ 650 – $ 700	$ 468
Idaho Power Hydropower Generation (MWh)	5.5 – 7.5	5.3
(1) As of February 16, 2023.
(2) On an accrual basis.

More detailed financial and operational information is provided in IDACORP’s Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission, which is also available for review on IDACORP’s website at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live webcast on IDACORP's website (www.idacorpinc.com), or by calling (855) 761-5600 for listen-only mode. The passcode for the call is 3990987. The conference call logistics are also posted on IDACORP's website and will be included in IDACORP's earnings news release. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/investor-relations/earnings-center/default.aspx. A replay of the conference call will be available on the company's website for 12 months and will be available shortly after the call.

Background Information

IDACORP, Inc. (NYSE: IDA), Boise, Idaho-based and formed in 1998, is a holding company comprised of Idaho Power, a regulated electric utility; IDACORP Financial, a holder of affordable housing projects and other real estate investments; and Ida-West Energy, an operator of small hydroelectric generation projects that satisfy the requirements of the Public Utility Regulatory Policies Act of 1978. Idaho Power, headquartered in vibrant and fast-growing Boise, Idaho, has been a locally operated energy company since 1916. Today, it serves a 24,000-square-mile service area in Idaho and Oregon. Idaho Power’s goal to provide 100% clean energy by 2045 builds on its long history as a clean-energy leader that provides reliable service at affordable prices. With 17 low-cost hydropower projects at the core of its diverse energy mix, Idaho Power’s residential, business, and agricultural customers pay among the nation's lowest prices for electricity. It’s 2,000 employees proudly serve more than 610,000 customers with a culture of safety first, integrity always, and respect for all. To learn more about IDACORP or Idaho Power, visit www.idacorpinc.com or www.idahopower.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. (IDACORP) and Idaho Power Company (Idaho Power) may contain) statements that relate to future events and expectations, such as statements regarding projected or future financial performance, cash flows, capital expenditures, dividends, capital structure or ratios, load forecasts, strategic goals, challenges, objectives, and plans for future operations. Such statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "could," "estimates," "expects," "intends," "potential," "plans," "predicts," "preliminary," "projects," "may," "may result," "may continue," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties that may differ materially from actual results, performance, or outcomes. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in this press release, IDACORP's and Idaho Power's most recent Annual Report on Form 10-K, particularly Part I, Item 1A - "Risk Factors" and Part II, Item 7 - "Management’s Discussion and Analysis of Financial Condition and Results of Operations" of that report, subsequent reports filed by IDACORP and Idaho Power with the U.S. Securities and Exchange Commission (SEC), and the following important factors: (a) decisions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission that impact Idaho Power's ability to recover costs and earn a return on investment; (b) changes to or the elimination of Idaho Power's regulatory cost recovery mechanisms; (c) impacts of economic conditions, including an inflationary or recessionary environment and increasing interest rates, on items such as operations and capital investments, supply costs and delivery delays, supply scarcity and shortages, population growth or decline in Idaho Power's service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers and their ability to meet financial and operational commitments, and collection of receivables; (d) changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power's service area, and the associated impacts on loads and load growth; (e) abnormal or severe weather conditions (including conditions and events associated with climate change), wildfires, droughts, earthquakes, and other natural phenomena and natural disasters, which affect customer sales, hydropower generation levels, repair costs, service interruptions, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers; (f) advancement of self-generation, energy storage, energy efficiency, alternative energy sources, and other technologies that may reduce Idaho Power's sale or delivery of electric power or introduce operational vulnerabilities to the power grid; (g) expense and risks associated with capital expenditures for, and the permitting and construction of, utility infrastructure that Idaho Power may be unable to complete or that may not be deemed prudent by regulators for full cost recovery or a full return on investment; (h) power demand exceeding supply, and the rapid addition of new industrial and commercial customer load and the volatility of such new load demand, resulting in increased costs for purchasing energy and capacity in the market, if available, or acquiring or constructing additional generation, transmission, and battery storage facilities; (i) variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power's hydropower facilities; (j) Idaho Power's ability to acquire fuel, power, electrical equipment, and transmission capacity on reasonable terms and prices, particularly in the event of unanticipated or abnormally high resource demands, price volatility, lack of physical availability, transportation constraints, outages due to maintenance or repairs to generation or transmission facilities, disruptions in the supply chain, or credit quality or a lack of credit of counterparties and suppliers; (k) disruptions or outages of Idaho

Power's generation or transmission systems or of any interconnected transmission systems, which can result in liability for Idaho Power, increase power supply costs and repair expenses, and reduce revenues; (l) accidents, electrical contacts, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, infrastructure failures, general system damage or dysfunction, and other unplanned events that may occur while operating and maintaining assets, which can cause unplanned outages; reduce generating output, damage company assets, operations, or reputation; subject Idaho Power to third-party claims for property damage, personal injury, or loss of life; or result in the imposition of fines and penalties for which Idaho Power may have inadequate insurance coverage; (m) acts or threats of terrorist incidents, acts of war, social unrest, cyber or physical security attacks, and other malicious acts of individuals or groups seeking to disrupt Idaho Power's operations or the electric power grid or compromise data, or the disruption or damage to the companies’ business, operations, or reputation resulting from such events; (n) increased purchased power costs and operational and reliability challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power's resource portfolio; (o) Idaho Power's concentration in one industry and one region, and the resulting exposure to regional economic conditions and regional legislation and regulation; (p) employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies' workforce, the cost and ability to attract and retain skilled workers and third-party contractors, the cost of living and the related impact on recruiting employees, and the ability to adjust to fluctuations in labor costs; (q) failure to comply with state and federal laws, regulations, and orders, including interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance and remediation; (r) changes in tax laws or related regulations or interpretations of applicable laws by federal, state, or local taxing jurisdictions, and the availability of tax credits; (s) adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, climate change, natural resources, and threatened and endangered species, and the ability to recover associated increased operational and compliance costs through rates; (t) inability to timely obtain and the cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydropower facilities; (u) failure to comply with mandatory reliability and cyber and physical security requirements, which may result in penalties, reputational harm, and operational changes; (v) ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility or disruptions in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies' past or projected financial performance; (w) ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk for fuel, power, and transmission, and the failure of any such risk management and hedging strategies to work as intended, and the potential losses the companies may incur on those hedges, which can be affected by factors such as the volume of hedging transactions and degree of price volatility; (x) changes in actuarial assumptions, changes in interest rates, increasing health care costs, and the actual and projected return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the companies' cash flows; (y) the remediation costs associated with planned exits from participation in Idaho Power's co-owned coal plants; (z) ability to continue to pay dividends and achieve target dividend payout ratios based on financial performance, capital requirements, and in light of credit rating considerations, contractual covenants and restrictions, and regulatory limitations; and (aa) adoption of or changes in accounting policies and principles, changes in accounting estimates, and new SEC or New York Stock Exchange requirements, or new interpretations of existing requirements. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Justin S. Forsberg	Jordan Rodriguez
Director of Investor Relations & Treasury	Corporate Communications
Phone: (208) 388-2728	Phone: (208) 388-2460
JForsberg@idacorpinc.com	JRodriguez@idahopower.com

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